Bullion River Gold Corp.
1325 Airmotive Way, Suite 325
Reno, Nevada, 89502
775-324-4881

For Immediate Release:                                               #04-05

Acquisition of Corcoran Canyon Project

Reno, Nevada - February 18, 2004 – Bullion River Gold Corp. (OTC BB: BLRV) has acquired an indirect interest in mineral claims in furtherance of its new business direction for the exploration of gold and silver in the western United States.

Corcoran Canyon Mining Corp., a wholly-owned subsidiary of Bullion River ("Corcoran Canyon"), has been assigned an option to acquire a 100% undivided right, title and interest in 41 unpatented mineral claims located in Nye County in the State of Nevada. The option was assigned from Golden Spike Mining, a Nevada corporation wholly-owned by Peter M. Kuhn, the director and president of Bullion River, for an assignment fee of $43,596. The owner of the mineral claims has consented in writing to the assignment.

The option agreement provides for a term of three years that expires on February 28, 2006. In order to keep the option in good standing, Corcoran Canyon is required to pay all annual lease maintenance fees and to incur exploration expenditures of at least $50,000 in each year.

If, and when, Corcoran Canyon exercises the option, it will have to pay the owner an additional $200,000 option payment and grant the owner a 2% net smelter royalty on the mineral claims. Corcoran Canyon can repurchase half of the 2% net smelter royalty (1% NSR) for a payment of $1 million to the owner at any time after the granting of the 2% net smelter royalty.

The Corcoran Canyon project is in south-central Nevada 80 kilometers north of Tonopah and 19 kilometers east of the Round Mountain gold mine (Barrick Gold Corp and Kinross Gold Corp). The project contains significant caldera-related, volcanic-hosted Ag-Au mineralization along a 5.5 kilometers long, northeast-trending structural zone defined by alteration/mineralization, faulting and intrusions. Previous drilling between 1970 and 1990 defined a resource ("Silver Reef") estimated by Echo Bay Exploration at 1.61 million tonnes grading 175 g/t Ag and .86 g/t Au (~3.1 g/t Au eq. ), for approximately 9Moz Ag. Analysis by Corcoran Canyon of district geology and previous drilling indicates that opportunities exist to expand the Silver Reef resource at depth and along strike. In addition, a new target covered by pediment alluvium (valley fill) has been identified where the mineralized trend intersects the range-front fault system 3 kilometers east of the resource area; an additional 89 unpatented mineral claims have recently been staked by Corcoran Canyon to cover this target. Drilling programs are being designed for the resource expansion and the pediment target.

Also, through its other wholly-owned subsidiaries, Bullion River is currently negotiating for the assignment of several other mineral properties located in the western United States. Once the negotiations have been completed and the parties have reached an agreement on the assignment terms, Bullion River will disclose additional information with respect to these other mineral claims.

About Bullion River Gold Corp.

Bullion River Gold Corp. is a mineral exploration company focusing on regions containing gold-silver deposits. The company’s primary focus is the Great Basin in the Western United States and the Motherlode belt of California. Bullion River Gold Corp. seeks projects that contain or have potential to contain high grades and large tonnage potential. The company will also focus on projects that contain potential for mineralization concealed under post-mineral cover.

Approved by the Board of Directors:

Bullion River Gold Corp.

Per:    /s/ Peter M. Kuhn
        Peter M. Kuhn
           President

For more information, contact Bullion River Gold Corp. at (775) 324-4881 or at info@bullionriver.com or visit the U.S. Securities & Exchange Commission’s website at www.sec.gov/ to review the Bullion River’s latest filings.

This release contains certain statements that are "forward-looking" statements (as the term is defined in the Private Securities Litigation Reform Act of 1995). Any such forward-looking statements are inherently speculative and are based on currently available information, operating plans and projections about future expectations and trends. As such, they are subject to numerous risks and uncertainties, such as general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations, and other factors over which Bullion River Gold Corp. has little or no control. Actual results and performance may be significantly different from expectations or trends expressed or implied by such forward-looking statements. Bullion River Gold Corp. expressly disclaims any obligation to update the statements contained in this release.